Exhibit 99.1

Aerkomm Inc Enters Into Product Purchase Agreement with Republic Engineers

FREMONT, Calif., Dec 11, 2018 /PRNewswire/ -- Aerkomm Inc. (“Aerkomm” or “the Company”) (AKOM), a provider of in-flight broadband entertainment and connectivity solutions, today announced that its wholly owned subsidiary, Aircom Telecom LLC (“Aircom Telecom”), has entered into a product purchase agreement with Republic Engineers Maldives Pte. Ltd. (“Republic Engineers”), a Singapore based, private construction and contracting company with close relationships to Asian airlines based in Singapore.

Under the agreement, Republic Engineers has committed to purchase a minimum of 10 shipsets of the AERKOMM®K++ in-flight entertainment and connectivity (“IFEC”) system with an option to purchase an additional 30 shipsets.

Mr. Jeffrey Wun, CEO of Aerkomm, commented, “Republic Engineers’ commitment marks our first commercial sale of the AERKOMM®K++ system. Upon completion of this first sale, we are confident that other sales will follow. We look forward to providing Republic Engineers with our in-flight entertainment and internet hotspot systems.”

Delivery of the first AERKOMM®K++ system to Republic Engineers is expected to begin in the third quarter of 2019.

More details about this agreement can be found in the Company’s filings with the U.S. Securities and Exchange Commission.

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity, or IFEC, solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its prospective airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018 and supplemented to date. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

Rose Zu

ICR Inc

(+1) 646-405-7006